EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
FSI International, Inc.:
We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854, 33-60903, 333-30675, 333-19677, 333-19673, 333-01509, 333-50991, 333-94383, 333-96275, 333-61164, 333-104088, 333-113735 and 333-122729) and on Form S-3 (No. 333-86148) of FSI International, Inc. of our reports dated November 2, 2006, relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 26, 2006 and August 27, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended August 26, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of August 26, 2006 and the effectiveness of internal control over financial reporting as of August 26, 2006 and to the references to our firm under the heading “Selected Consolidated Financial Data”, which reports and reference appear in the August 26, 2006 annual report on Form 10-K of FSI International, Inc.
Our report dated November 2, 2006 related to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 26, 2006 and August 27, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended August 26, 2006, states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Shared Based Payment, on August 28, 2005.
/s/ KPMG LLP
Minneapolis, Minnesota
November 6, 2006